Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-38236, 333-38250, 333-47326, 333-87092 and 333-97787) and Form S-8 filed as post-effective amendment No. 2 to Registration Statement on Form S-4 (No. 333-103434) of Krispy Kreme Doughnuts, Inc. of our report dated April 12, 2007 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K for the fiscal year ended January 28, 2007.

/s/ PricewaterhouseCoopers LLP
Greensboro, North Carolina
April 12, 2007